Cook Mayer Taylor

 CODE OF ETHICS

July 29, 2005

Cook Mayer Taylor has adopted this Code of Ethics (the “Code”) in order to set forth guidelines and procedures that promote ethical practices and conduct by all of its Adviser Personnel and to ensure that all Adviser Personnel comply with the federal securities laws.  Although this Code contains a number of specific standards and policies, there are four key principles embodied throughout the Code.

The interests of clients must always be paramount

Adviser Personnel have a legal, fiduciary duty to place the interests of Clients first. In any decision relating to their personal investments, Adviser Personnel must scrupulously avoid serving their own interests ahead of those of any Client.

Adviser Personnel may not take advantage of their relationship with Clients

Adviser Personnel should avoid any situation (unusual investment opportunities, perquisites, accepting gifts of more than token value from persons seeking to do business with Cook Mayer Taylor) that might compromise, or call into question, the exercise of their fully independent judgement in the interests of Clients.

All personal securities transactions should avoid any actual, potential, or apparent conflicts of interest

Although all personal securities transactions by Adviser Personnel must be conducted in a manner consistent with this Code, the Code itself is based on the premise that Adviser Personnel owe a fiduciary duty to Clients, and should avoid any activity that creates an actual, potential, or apparent conflict of interest. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

Adviser Personnel must adhere to these general principles as well as comply with the specific provisions of this Code. Technical compliance with the Code and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse of an individual’s fiduciary duties of clients.

Adviser Personnel must comply with all applicable laws

In both work-related and personal activities, Adviser Personnel must comply with all applicable laws, including the federal securities laws.

Any violations of this Code should be reported promptly to the Chief Compliance Officer. Failure to do so will be deemed a violation of the Code.

DEFINITIONS

“Access Person” shall have the same meaning as set forth in Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and in Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and shall include:

1.           all officers and directors (or persons occupying a similar status or performing a similar function) of Cook Mayer Taylor;

2.           any Adviser Personnel of Cook Mayer Taylor (or of any company controlling or controlled by or under common control with Cook Mayer Taylor) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Client, or whose functions relate to the making of any recommendations with respect to the purchase or sale;

3.           any other natural person controlling, controlled by or under common control with Cook Mayer Taylor who obtains information concerning recommendations made to a Client with regard to the purchase or sale of Covered Securities by that Client; and

4.           any “supervised person,” as such term is defined in Section 202(a)(25) of the Advisers Act, of Cook Mayer Taylor who has access to non-public information regarding any clients’ purchase or sale of securities, or information regarding the portfolio holdings of any Fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public.

“Adviser Personnel” means any person employed by Cook Mayer Taylor or any person who, for value received, provides services to or on behalf of Cook Mayer Taylor, including, but not limited to, consultants, and any person who is an Access Person.  Any provisions of this Code that apply directly to Adviser Personnel apply equally to all accounts in the names of the other persons in which Adviser Personnel have Beneficial Ownership.

“Beneficial Ownership” means, in general and subject to the specific provisions of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, a direct or indirect “Pecuniary Interest” in the security.

“Chief Compliance Officer” means the Chief Compliance Officer of Cook Mayer Taylor.

“Client” means any client of Cook Mayer Taylor, including a registered investment company (mutual fund) or other person or entity.

“Code” means this Code of Ethics.

“Company Fund” means an investment company advised or sub-advised by Cook Mayer Taylor and any investment company whose investment adviser or principal underwriter is controlled by or is under common control with Cook Mayer Taylor.

“Cook Mayer Taylor Board Members” means members of the Cook Mayer Taylor Board of Directors including those that do not directly work for Cook Mayer Taylor.

“Covered Security” means any Security, except (i) direct obligations of the U.S. Government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (iii) shares issued by money market funds, and (iv) shares issued by open-end mutual funds other than Company Funds.

“Decision-Making Access Person” means any Access Person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

“Immediate family” means an individual’s spouse, child, stepchild, grandchild, parent, stepparent, grandparent, siblings, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and should include adoptive relationships.  For purposes of determining whether an Access Person has an “indirect pecuniary interest” in securities, only ownership by “immediate family” members sharing the same household as the Access Person will be presumed to be an “Indirect Pecuniary Interest” of the Access Person, absent special circumstances.

“Indirect Pecuniary Interest” includes, but is not limited to: (a) securities held by members of the person’s Immediate Family sharing the same household (which ownership interest may be rebutted); (b) a general partner’s proportionate interest in portfolio securities held by a general or limited partnership;

(c) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person’s interest in securities held by a trust; (e) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, trustee, or person or entity performing a similar function, with certain exceptions.

“Pecuniary Interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.

“Personal Securities Transaction” means any transaction in a Covered Security in which an Access Person has a direct or indirect Pecuniary Interest.

“Purchase or Sale of a Security” includes the writing of an option to purchase or sell a Security. A Security shall be deemed “being considered for Purchase or Sale” by Cook Mayer Taylor when a recommendation to purchase or sell has been made and communicated, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.  These recommendations are placed on the “Restricted List” until they are no longer being considered for Purchase or Sale, or until the Security has been purchased or sold for all relevant Clients.

“Restricted List” means the list of securities maintained by the Chief Compliance Officer in which trading by Adviser Personnel is generally prohibited.

“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or, in general, an interest or instrument commonly know as “security”, or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing.

PROHIBITED ACTIONS AND ACTIVITIES

•             No Access Person may beneficially acquire any Covered Security in an initial public offering without prior written authorization of the acquisition by the Chief Compliance Officer;

•             No Access Person may acquire any Covered Security in a private placement of a security without prior written authorization of the acquisition by the Chief Compliance Officer;

•             No Access Person may accept any fee, commission, gift, or services, other than de minimis gifts, from any single person or entity that does business with or on behalf of Cook Mayer Taylor;

•             No Decision-Making Access Person may serve on the board of directors of a publicly traded company without prior authorization from the Chief Compliance Officer based upon a determination that such service would be consistent with the interests of Clients.  Adviser Personnel that serve on such boards of directors are not permitted to participate in any investment decisions made by Cook Mayer Taylor involving Covered Securities of a company on whose board they serve; or

•             No Decision-Making Access Person may execute a Personal Securities Transaction without authorization of the Chief Compliance Officer or such persons who may be designated by the Chief Compliance Officer from time to time.

EXEMPTED TRANSACTIONS

The provisions described above under the heading Prohibited Actions and Activities and the preclearance procedures under the heading Preclearance of Personal Securities Transactions do not apply to:

•             Purchases or Sales of Securities effected in any account in which an Access Person has no Beneficial Ownership;

•             Purchases or Sales of Securities which are non-volitional on the part of the Access Person (for example, the receipt of stock dividends);

•             Purchase of Securities made as part of automatic dividend reinvestment plans;

•             Purchases of Securities made as part of an employee benefit plan involving the periodic purchase of company stock or mutual funds; and

•             Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired.

PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

All Decision-Making Access Persons wishing to engage in a Personal Securities Transaction (other than a transaction involving an exchange-traded fund security) must obtain prior authorization of any such Personal Securities Transaction from the Chief Compliance Officer or such person or persons that the Chief Compliance Officer may from time to time designate to make such authorizations.  Cook Mayer Taylor Board Members that are not involved in the investment decision-making processes at Cook Mayer Taylor are not required to obtain security preclearance, but must submit all initial, annual, and quarterly reports. Personal Securities Transactions by the Chief Compliance Officer shall require prior authorization from another senior officer of Cook Mayer Taylor who shall perform the review and approval functions relating to reports and trading by the Chief Compliance Officer. Cook Mayer Taylor shall adopt the appropriate forms and procedures for implementing this Code of Ethics.

Any authorization so provided is effective until the close of business on the fifth trading day after the authorization is granted. In the event that an order for the Personal Securities Transaction is not placed within that time period, a new authorization must be obtained.  If the order for the transaction is placed but not executed within that time period, no new authorization is required unless the person placing the order originally amends the order in any manner. Authorization for “good until canceled” orders are effective unless the order conflicts with a Cook Mayer Taylor order.

If a person wishing to effect a Personal Securities Transaction learns, while the order is pending, that the same Security is being considered for Purchase or Sale by Cook Mayer Taylor, such person shall cancel the trade.

REPORTING AND MONITORING

Cook Mayer Taylor is required under the Advisers Act and the 1940 Act to keep records of certain transactions in Covered Securities in which Access Persons have direct or indirect Beneficial Ownership.  Access Persons should carefully read the definition of Beneficial Ownership in the Code as it is very broad and includes ownership by certain family members.  The following reporting requirements have been adopted to enable Cook Mayer Taylor to satisfy these requirements:

Disclosure of Personal Brokerage Accounts

Within ten days of the commencement of employment or the commencement of a relationship with Cook Mayer Taylor, all Access Persons are required to submit to the Chief Compliance Officer a report stating the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their Immediate Family, and any brokerage accounts which they control or in which they or an Immediate Family member has Beneficial Ownership.  Such report must contain the date on which it is submitted and the information in the report must be current as of a date no more than 45 days prior to that date. In addition, if a new brokerage account is opened during the course of the year, the Chief Compliance Officer must be notified immediately.

The information required by the above paragraph must be provided to the Chief Compliance Officer on an annual basis, and the report of such should be submitted with the annual holdings reports described below.

Each of these accounts is required to furnish duplicate confirmations and statements to the Chief Compliance Officer. These statements and confirms may be sent to: Cook Mayer Taylor, 6000 Poplar Avenue, Suite 220, Memphis, TN  38119 for confidentiality purposes.

Initial Holdings Report

Within ten days of becoming an Access Person (and with information that is current as of a date no more than 45 days prior to the date that the report is submitted), each Access Person must submit a holdings report that must contain, at a minimum, the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership.  This report must state the date on which it is submitted.

Annual Holdings Reports

All Access Persons must supply the information that is required in the initial holdings report on an annual basis, and such information must be current as of a date no more than 45 days prior to the date that the report is submitted.  Such reports must state the date on which they are submitted.

Quarterly Transaction Reports

All Access Persons, shall report to the Chief Compliance Officer the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security:

•             The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security;

•             The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•             The price of the Covered Security at which the transaction was effected; and

•             The name of the broker, dealer, or bank with or through whom the transaction was effected.

•             The date the Access Person Submits the Report.

Reports pursuant to this section of this Code shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Confirmations and Brokerage Statements sent directly to the Chief Compliance Officer is an acceptable form of a quarterly transaction report.

ENFORCEMENTS AND PENALTIES

The Chief Compliance Officer shall review the transaction information supplied by Access Persons.  If a transaction appears to be a violation of this Code, the transaction will be reported to the Cook Mayer Taylor Board of Directors.

Upon being informed of a violation of this Code, the Cook Mayer Taylor Board of Directors may impose sanctions as it deems appropriate, including but not limited to, a letter of censure or suspension, termination of the employment of the violator, or a request for disgorgement of any profits received from a securities transaction effected in violation of this Code. The Cook Mayer Taylor Board of Directors shall impose sanctions in accordance with the principle that no Adviser Personnel may profit at the expense of its Clients. Any losses are the responsibility of the violator. Any profits realized on Personal Securities Transactions in violation of the Code must be disgorged in a manner directed by the management at Cook Mayer Taylor.

The Chief Compliance Officer at each annual meeting of the Cook Mayer Taylor Board of Directors shall issue a report on Personal Securities Transactions by Access Persons.  The report submitted to the Board shall:

•             Summarize existing procedures concerning Personal Securities investing and any changes in the procedures made during the prior year;

•             Identify any violations of this Code and any significant remedial action taken during the prior year; and;

•             Identify any recommended changes in existing restrictions or procedures based upon the experience under the Code, evolving industry practices or developments in applicable laws and regulations.

ACKNOWLEDGMENT

Cook Mayer Taylor must provide all Adviser Personnel with a copy of this Code.  Upon receipt of this Code, all Adviser Personnel must do the following:

All new Adviser Personnel must read the Code, complete all relevant forms supplied by the Chief Compliance Officer (including a written acknowledgement of their receipt of the Code), and schedule a meeting with the Chief Compliance Officer to discuss the provisions herein within two calendar weeks of employment.

Existing Adviser Personnel who did not receive this Code upon hire, for whatever reason, must read the Code, complete all relevant forms supplied by the Chief Compliance Officer (including a written acknowledgement of their receipt of the Code), and schedule a meeting with the Chief Compliance Officer to discuss the provisions herein at the earliest possible time, but no later than the end of the current quarter.

All Adviser Personnel must certify on an annual basis that they have read and understood the Code.